Exhibit 99.1

Oragenics Announces Third Amendment to Unsecured Revolving Line of Credit to Provide

up to $2.0 MM of Additional Funding

For Immediate Release:

Tampa, FL (June 30, 2011) - On June 29, 2011, Oragenics, Inc. (OTCBB: ORNI.D www.oragenics.com), a biopharmaceutical company (the “Company”), entered into a Third Amendment (the “Third Amendment”) to its Unsecured Revolving Line of Credit (the “Credit Facility”) with the Koski Family Limited Partnership (“KFLP”), the Company’s largest shareholder. The Third Amendment increases the available borrowing under the Credit Facility by $2.0 million from $5.0 million to $7.0 million.

Dr. John Bonfiglio, the Company’s Chief Executive Officer and President, stated, “We are very pleased to have the support of the KFLP as demonstrated by the additional funding being made available by the Third Amendment to our Credit Facility. While we still had $500,000 of borrowing availability under the Credit Facility, we believe the additional $2.0 million of availability will provide us with access to necessary working capital to fund our operations through the end of the year so we can continue to execute on our operational objectives, including continuing to develop the revenue stream from our Evora and ProBiora3 probiotic product lines and enhancing our investor base. Also, the Credit Facility terms continue to enable the Company to seek additional financing since the borrowings under the Credit Facility are subject to conversion at terms agreed upon with any new financing.”

The entering into of the Amendment was approved by the Company’s Audit Committee and disinterested directors. Future draws of the additional amounts provided under the Third Amendment to the Credit Facility are able to be made in $1,000,000 increments in August and October 2011.

About Oragenics, Inc.

Oragenics is a biopharmaceutical company focused primarily on oral health products and novel antibiotics. Within oral health, Oragenics is developing its pharmaceutical product candidate, SMaRT Replacement Therapy, and also commercializing its oral probiotic product, ProBiora3. Within antibiotics, Oragenics is developing a pharmaceutical candidate, MU1140-S and intends to use its patented, novel organic chemistry platform to create additional antibiotics for therapeutic use.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

MEDIA CONTACT: For more information about the company, visit www.oragenics.com or contact Brian Bohunicky at (813) 286-7900.

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